Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286946

PROSPECTUS

850,837 Shares of Common Stock Issuable Upon Exercise of Previously Issued Warrants

Pursuant to this prospectus, we are offering to the holders of the following previously issued and outstanding warrants up to 850,837 shares of our common stock, par value $0.001 per share, that are issuable upon the exercise of such warrants (the “Warrant Shares”):

(i)	warrants to purchase up to 151,987 shares of our common stock at an exercise price of $8.00 per share, which were originally issued by us on February 16, 2022, pursuant to a prospectus dated February 25, 2021, and a related prospectus supplement dated February 14, 2022, which became exercisable on February 16, 2022, and will expire on February 16, 2027 (the “February 2022 Warrants”), and subsequently registered on the Registration Statement on Form S-3 (File No. 333-286946) (the “May 2025 Registration Statement”); and

(ii)	warrants to purchase up to 698,850 shares of our common stock at an exercise price of $9.50 per share, which were originally issued by us on November 27, 2024, pursuant to a prospectus dated May 12, 2022, and a related prospectus supplement dated November 27, 2024, which become exercisable on May 27, 2025, and will expire on November 27, 2027 (the “November 2024 Warrants,” and together with the February 2022 Warrants, the “Warrants”), and subsequently registered on May 2025 Registration Statement.

We will receive proceeds from our issuance of common stock upon any cash exercise of the Warrants. If all of the Warrants are exercised for cash (meaning we issue the maximum possible number of shares of common stock upon exercise of the Warrants), we will receive gross cash proceeds of approximately $7,854,971. There can be no assurance that any Warrant holder will exercise Warrants.

Our common stock is listed on the Nasdaq Capital Market under the symbol “USAU.” On October 24, 2025, the last reported sale price of our common stock was $16.71 per share. You are urged to obtain current market quotations for our common stock.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus as described on page 5 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 17, 2025

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ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the Warrant Shares offered by us. In certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering. We also may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the later-dated document modifies or supersedes the earlier statement.

You should read both this prospectus and any applicable prospectus supplement together with the additional information about our company to which we refer you in the sections of this prospectus titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any dealer, salesperson or other person to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the Warrant Shares in any jurisdiction in which such an offer or solicitation relating to the Warrant Shares is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the Warrant Shares if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context indicates otherwise, when we refer to “U.S. Gold,” “we,” “our,” “us,” the “Registrant” and the “Company” in this prospectus, we may refer to U.S. Gold Corp. individually, to one or more of its subsidiaries and/or partner companies, or to all such entities as a group, as dictated by context. When we refer to “you,” we mean the potential holders of the Warrant Shares.

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FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains predictive or “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. These statements include, but are not limited to, comments regarding:

●	The timing, process, and outcome of permitting, construction, and development activities at the CK Gold Project;
●	The assumptions and projections contained in our updated CK Gold Project prefeasibility study, including estimated mineral resources and mineral reserves, mine life, projected operating and capital costs, projected production, internal rate of return (“IRR”) and Net Present Value (“NPV”) calculations, and the possibility of upside potential at the project;
●	The planned extensions of our leases;
●	Our planned expenditures during our fiscal year ended April 30, 2026;
●	Future exploration plans and expectations related to our properties;
●	Our ability to fund our business through April 30, 2026 with our current cash reserves based on our currently planned activities;
●	Our anticipation of future environmental and regulatory impacts; and
●	Our business and operating strategies.

We use the words “anticipate,” “continue,” “likely,” “estimate,” “expect,” “may,” “could,” “will,” “project,” “should,” “believe” and similar expressions (including negative and grammatical variations) to identify forward-looking statements. Statements that contain these words discuss our future expectations and plans, or state other forward-looking information. Although we believe the expectations and assumptions reflected in those forward-looking statements are reasonable, we cannot assure you that these expectations and assumptions will prove to be correct. Our actual results could differ materially from those expressed or implied in these forward-looking statements as a result of various factors described in this prospectus, including:

●	Unfavorable results from our exploration activities;
●	Decreases in gold, copper or silver prices;
●	Whether we are able to raise the necessary capital required to continue our business on terms acceptable to us or at all, and the likely negative effect of volatility in metals prices or unfavorable exploration results;
●	Whether we will be able to begin to mine and sell minerals successfully or profitably at any of our current properties at current or future metals prices;
●	Potential delays in our exploration activities or other activities to advance properties towards mining resulting from environmental consents or permitting delays or problems, accidents, problems with contractors, disputes under agreements related to exploration properties, unanticipated costs and other unexpected events;
●	Our ability to retain key management and mining personnel necessary to successfully operate and grow our business;
●	Economic and political events affecting the market prices for gold, copper, silver, and other minerals that may be found on our exploration properties;
●	Volatility in the market price of our common stock; and
●	The factors set forth under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K/A, filed with the SEC on October 10, 2025.

You should read this prospectus and the documents that we reference herein completely and with the understanding that our actual future results may be materially different from what we currently expect. You should assume that the information appearing in this prospectus and any document incorporated by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

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SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus and/or incorporated by reference herein. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information in our filings with the Securities and Exchange Commission (“SEC”) incorporated by reference into this prospectus.

Overview of the Company

U.S. Gold Corp. is a gold, copper and precious metals development and exploration company pursuing exploration opportunities primarily in Wyoming, Nevada and Idaho. While we are an exploration and development company that owns certain mining leases and other mineral rights comprising the CK Gold Project in Wyoming, the Keystone Project in Nevada and the Challis Gold Project in Idaho, most of our recent activity has focused on moving the CK Gold Project along the development pathway. Our CK Gold Project’s property contains proven and probable mineral reserves and accordingly is classified as a development stage property, as defined in subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). None of our other properties contain proven and probable mineral reserves and all activities are exploratory in nature. We do not currently have any revenue-producing activities.

Corporate Information

Our principal executive offices are located at 1910 E. Idaho Street, Suite 102-Box 604, Elko, NV 89801 and our telephone number at that address is (800) 557-4550. Our web site address is www.usgoldcorp.gold. Information on our website is not incorporated in this prospectus and is not part of this prospectus, unless otherwise stated.

U.S. Gold Corp., formerly known as Dataram Corporation (the “Company”), was originally incorporated in the State of New Jersey in 1967 and was subsequently re-incorporated under the laws of the State of Nevada on December 30, 2015. Effective June 26, 2017, the Company changed its name to U.S. Gold Corp. from Dataram Corporation.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our most recently filed Annual Report on Form 10-K, as amended, and Quarterly Reports on Form 10-Q, as amended. For instructions on how to find copies of these documents, see the section of this prospectus entitled “Where You Can Find More Information.”

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THE OFFERING

Issuer:	U.S. Gold Corp.

Securities Offered:	This prospectus relates to:

●	the offer, sale and issuance by the Company, of up to 151,987 shares of common stock, at a purchase price of $8.00 per share upon exercise of the February 2022 Warrants; and

●	the offer, sale and issuance by the Company of up to 698,850 shares of common stock, at a purchase price of $9.50 per share upon exercise of the November 2024 Warrants.

Shares of common stock Outstanding Prior to this Offering(1):	14,383,045 shares of common stock

Shares of common stock Outstanding Assuming the Exercise of All Warrants:	15,233,882 shares of common stock

Use of Proceeds	We expect to use the net proceeds from this offering for working capital and general corporate purposes. There can be no assurance that any Warrant holder will exercise Warrants. See “Use of Proceeds.”

Risk Factors	Investing in our common stock involves a high degree of risk. You should read the “Risk Factors” section beginning on page 5 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to invest in our common stock.

Nasdaq Capital Market Symbol	USAU

Transfer Agent	Equity Stock Transfer LLC

The number of shares of common stock is based on 14,383,045 shares of our common stock outstanding as of October 23, 2025, and excludes as of that date:

●	449,265 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $6.84 per share;

●	2,413,395 shares of common stock issuable upon exercise of outstanding common stock purchase warrants, including the Warrants, with a weighted average exercise price of $8.14 per share; and

●	up to 1,361,086 shares of common stock reserved for future issuance under our equity incentive plans, not inclusive of shares of common stock issuable upon the conversion of 586,461 outstanding restricted stock units that have not yet vested and deferred stock units.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the outstanding options or warrants or settlement of outstanding restricted stock units and deferred stock units described above.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. You should consider carefully the risks and uncertainties under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on July 29, 2025, as amended by our Annual Report on Form 10-K/A, filed with the SEC on October 10, 2025, and supplemented by our Quarterly Reports on Form 10-Q, which are each incorporated by reference in this prospectus, and other information in our consolidated financial statements, all of which are incorporated by reference into this prospectus, before deciding to invest in our common stock. Additional risks and uncertainties, including those of which we are currently unaware or that are currently deemed immaterial, may also adversely affect our business, financial condition, cash flows, prospects and the price of our common stock. Please also read carefully the section above entitled “Forward Looking Statements.”

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USE OF PROCEEDS

The gross proceeds that we receive from this offering will depend upon the number of Warrants exercised and the exercise price of the Warrants exercised. If all of the Warrants are exercised for cash (meaning we issue the maximum possible number of shares of common stock upon exercise of the Warrants), we will receive gross cash proceeds of approximately $7.9 million. There can be no assurance that any Warrant holder will exercise Warrants. We intend to use the net proceeds from exercises of the Warrants for our operations, including, but not limited to, general corporate purposes and working capital.

We will bear all other costs, fees and expenses incurred in effecting the registration of the offer and sale of the Warrant Shares covered by this prospectus and any accompanying prospectus supplement, including, without limitation, all registration and filing fees, listing fees of The Nasdaq Stock Market LLC and fees and expenses of our counsel and our accountants.

Determination of Offering Price

The exercise prices of the Warrants were negotiated between us and the investors in the respective offerings based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the exercise price of the Warrants that we sold included our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

DIVIDEND POLICY

We have never paid cash dividends to the holders of our common stock and currently intend to retain all available funds and any future earnings to fund the development and expansion of our business. We do not anticipate paying any cash dividends to the holders of our common stock in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

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DILUTION

Our net tangible book value as of July 31, 2025, was approximately $26,527,446, or $1.89 per share of our common stock, based on 14,026,030 shares of our common stock outstanding as of that date. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding.

Our pro forma net tangible book value as of July 31, 2025, was approximately $28,928,916, or $2.01 per share, after giving effect to the issuance of an aggregate of 357,015 shares of our common stock upon the exercise of outstanding warrants, stock options and sales under our Controlled Equity OfferingSM Sales Agreement between August and October 2025 for aggregate cash proceeds of $2,401,470.

After giving further effect to (i) the pro forma transactions above and (ii) the assumed full cash exercise of all 850,837 warrants covered by this prospectus, which would result in aggregate proceeds of approximately $7,854,971, our pro forma as adjusted net tangible book value as of July 31, 2025, would have been approximately $36,783,887, or $2.42 per share of common stock, based on 15,233,882 shares outstanding. This represents an immediate increase in net tangible book value of $0.40 per share to existing stockholders and an immediate dilution in net tangible book value of between $5.58 and $7.08 per share to investors exercising warrants, depending on the applicable exercise price.

The following table illustrates this dilution on a per share basis for each tranche of warrants:

Warrant Tranche	Shares Underlying Warrants	Warrant Exercise Price Per Share	Pro Forma As Adjusted Net Tangible Book Value Per Share	Dilution Per Share
February 2022 Warrants	151,987	$8.00	$2.42	$5.58
November 2024 Warrants	698,850	$9.50	$2.42	$7.08

In addition, if previously issued options or warrants to acquire common stock are exercised at prices below the exercise price of your Warrants, you will experience further dilution.

The number of shares of common stock outstanding as of July 31, 2025, was 14,026,030, which excludes, as of such date:

●	450,991 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $6.85 per share;

●	2,780,060 shares of common stock issuable upon exercise of outstanding common stock purchase warrants, including the Warrants, with a weighted average exercise price of $7.95 per share; and

●	up to 1,361,086 shares of common stock reserved for future issuance under our equity incentive plans, not inclusive of shares of common stock issuable upon the conversion of 586,461 outstanding restricted stock units that have not yet vested and deferred stock units.

To the extent that outstanding options or warrants are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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DESCRIPTION OF SECURITIES BEING REGISTERED

We are registering the issuance of 850,837 shares of common stock issuable upon the exercise of the Warrants.

Common Stock

Our Articles of Incorporation, as amended, authorize us to issue up to 200,000,000 shares of common stock, par value $0.001 per share.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and there are no cumulative rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the Board out of funds legally available for that purpose. We do not anticipate paying any cash dividends on our common stock in the foreseeable future but intend to retain our capital resources for reinvestment in our business. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

The transfer agent and registrar for our common stock is Equity Stock Transfer. Its address is 237 West 37th Street, Suite 601, New York, New York 10018. Our common stock is listed on the Nasdaq Capital Market under the symbol “USAU.”

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax considerations of the purchase, ownership, and disposition of our common stock. This summary does not describe all of the potential tax considerations that may be relevant in light of a prospective investor’s particular circumstances. For example, it does not address special classes of holders of our common stock, such as banks, thrifts, real estate investment trusts, regulated investment companies, passive foreign investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors. This summary is limited to investors that acquire our common stock in this offering upon exercise of the Warrants and hold such common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment purposes). Further, it does not include any description of any alternative minimum tax consequences, estate, gift, or generation-skipping tax consequences, or consequences under the tax laws of any state or local jurisdiction or of any foreign jurisdiction that may be applicable to holders of shares of our common stock. This summary is based on the Code, the U.S. Treasury regulations promulgated thereunder, and administrative and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the descriptions of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our common stock.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of our common stock that is:

●	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in, or under the laws of, the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (ii) such trust has made a valid election under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not a U.S. Holder.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such partner (or owner). Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the purchase, ownership, and disposition of our common stock.

WE URGE ALL PROSPECTIVE INVESTORS TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF OUR COMMON STOCK.

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Taxation of U.S. Holders

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of the shares of common stock purchased in this offering.

Dividends and Other Distributions on Shares of Common Stock

Distributions on shares of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current or accumulated earnings and profits, the excess will be treated first as a tax-free return of capital and will reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such shares of our common stock, and any remaining excess will be treated as capital gain from a sale or exchange of shares of our common stock, subject to the tax treatment described below in “—Sale, Exchange or Other Disposition of Shares of our Common Stock.”

Dividends received by a corporate U.S. Holder generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends received by a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the tax rate accorded to long-term capital gains.

Sale, Exchange or Other Disposition of Shares of Our Common Stock

Upon the sale, exchange or other disposition of shares of our common stock, a U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount realized upon such event and the U.S. Holder’s adjusted tax basis in such shares of common stock. Generally, such gain or loss will be capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for such shares exceeds one year, and will otherwise be short-term capital gain or loss.

Generally, a U.S. Holder will have an initial tax basis in our common stock received upon the exercise of a Warrant equal to the U.S. Holder’s tax basis in the Warrant, plus the exercise price of the Warrant, and the holding period for our common stock acquired pursuant to the exercise of a Warrant will begin on the date following the date of exercise and will not include the period during which the U.S. Holder held the Warrant.

Tax Rates Applicable to Ordinary Income and Capital Gains

Ordinary income and short-term capital gains of non-corporate U.S. Holders are generally taxable at rates of up to 37%. Long-term capital gains of non-corporate U.S. Holders are subject to a maximum rate of 20%. See “—Surtax on Net Investment Income,” below, regarding the applicability of a 3.8% surtax to certain investment income.

Surtax on Net Investment Income

Individuals, estates and trusts will be required to pay a 3.8% Medicare surtax on “net investment income” (in the case of an individual) or “undistributed net investment income” (in the case of a trust or estate) in excess of a certain threshold amount. Net investment income includes, among other things, dividends and net gain from disposition of property (other than property held in certain trades or businesses). Net investment income is reduced by deductions that are properly allocable to such income. U.S. Holders should consult their own tax advisors regarding the application, if any, of this tax on their ownership and disposition of our common stock.

Taxation of Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders of the ownership and disposition of the shares of common stock purchased in this offering.

Distributions

Distributions on shares of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital and will reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in such shares of our common stock, and any remaining excess will be treated as gain realized from the sale or exchange of the shares of our common stock, the treatment of which is described below under the section entitled “—Sale, Exchange or Other Disposition of Shares of Common Stock.”

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Subject to the discussion below under “Foreign Accounts,” dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at the rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. If a dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an applicable tax treaty requires, is also attributable to a U.S. “permanent establishment” maintained by such Non-U.S. Holder), the dividend will not be subject to any withholding tax, provided certain certification requirements are satisfied (as described below), and subject to the discussion below under “Foreign Accounts.” Instead, such dividends will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally. A corporate Non-U.S. Holder under certain circumstances also may be subject to an additional branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, on a portion of its effectively connected earnings and profits for the taxable year.

To claim the benefit of a tax treaty or to claim exemption from withholding on the grounds that income is effectively connected with the conduct of a trade or business in the United States, a Non-U.S. Holder must provide a properly executed form, generally on IRS Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income, or such successor forms as the IRS designates, prior to the payment of dividends.

These forms must be periodically updated. Non-U.S. Holders generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Non-U.S. Holders should consult their own tax advisors regarding the potential applicability of any income tax treaty in their particular circumstances.

Sale, Exchange or Other Disposition of Shares of Common Stock

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on the sale, exchange or other disposition of shares of our common stock purchased in this offering unless:

●	the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if an applicable tax treaty requires, is also attributable to a U.S. “permanent establishment” maintained by such Non-U.S. Holder),
●	in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 or more days (as calculated for U.S. federal income tax purposes) during the taxable year of the disposition, and certain other conditions are satisfied, or
●	we are or have been a “United States real property holding corporation,” or “USRPHC,” as defined for U.S. federal income tax purposes, at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the Non-U.S. Holder’s holding period for its shares of our common stock.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates in the same manner as gain is taxable to U.S. Holders, unless an applicable income tax treaty provides otherwise. If such Non-U.S. Holder is a foreign corporation, such gain may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. Holder described in the second bullet point above generally will be subject to U.S. federal income tax at a flat rate of 30% (or at a reduced rate under an applicable income tax treaty) on any gain recognized on the sale, exchange or other disposition of our common stock, which may be offset by certain U.S.-source capital losses (even though such individual is not considered a resident of the United States).

With respect to the third bullet point above, a U.S. corporation is generally a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the fair market value of its real property and trade or business assets. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC. However, so long as our common stock is regularly traded on an established securities market, under applicable U.S. Treasury regulations, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of shares of our common stock, unless the Non-U.S. Holder has owned, directly or by attribution, more than 5% of our common stock during the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for the shares of our common stock (a “greater than 5% stockholder”). If our common stock ceases to be regularly traded on an established securities market, all Non-U.S. Holders would be subject to U.S. federal income tax on a sale or other taxable disposition of our common stock, and a purchaser may be required to withhold and remit to the IRS 15% of the purchase price, unless an exception applies.

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Information Reporting and Backup Withholding Tax

We and other withholding agents must report annually to the IRS the amount of dividends or other distributions paid to Non-U.S. Holders on shares of our common stock and the amount of tax we and other withholding agents withhold on these distributions. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides, under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will not be subject to backup withholding (the current rate of which is 24%) on reportable payments the Non-U.S. Holder receives on shares of our common stock if the Non-U.S. Holder provides proper certification (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) of its status as a non-U.S. person.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, information reporting will apply if a Non-U.S. Holder sells shares of our common stock outside the United States through a U.S. broker or a broker that is a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a foreign partnership that, at any time during its tax year, either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interests in the partnership. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report to the IRS the amount of proceeds paid to the Non-U.S. Holder and to backup withhold on that amount unless the Non-U.S. Holder provides appropriate certification (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) to the broker certifying the non-U.S. holder’s status as a non-U.S. person or other exempt status.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder generally may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) generally impose a 30% withholding tax on “withholdable payments,” which include dividends on our common stock and gross proceeds from the disposition of our common stock paid to (i) a foreign financial institution (as defined in Section 1471 of the Code) unless it agrees to collect and disclose to the IRS information regarding direct and indirect U.S. account holders and (ii) a non-financial foreign entity unless it certifies certain information regarding substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under U.S. Treasury regulations and IRS guidance, the withholding obligations described above apply to payments of dividends on our common stock. While these withholding obligations would also apply to payments of gross proceeds from a sale or other disposition of our common stock, recently proposed Treasury regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued, eliminate this requirement. Prospective investors should consult their own tax advisors with respect to the potential tax consequences of FATCA.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON AN INVESTOR’S PARTICULAR SITUATION. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO ALL TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF ANY CHANGES THEREIN.

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PLAN OF DISTRIBUTION

The common stock referenced on the cover page of this prospectus will be offered solely by us and will be issued and sold upon the exercise of the Warrants described herein. In order for holders to exercise the Warrants, the shares of common stock issuable upon exercise must either be registered under the Securities Act of 1933, as amended, or qualify for an exemption from registration. If a registration statement covering the issuance of the shares of common stock underlying the Warrants is not effective or otherwise available, a holder may, depending on the terms of their Warrant, elect to exercise the Warrant through a cashless exercise. In that case, the holder would receive the net number of shares of common stock determined in accordance with the formula set forth in the Warrant. No fractional shares of common stock will be issued upon exercise of the Warrants. In lieu of any fractional shares, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the Warrant or round up to the next whole share.

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LEGAL MATTERS

Certain legal matters will be passed upon for us by Troutman Pepper Locke LLP, Boston, Massachusetts. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of U.S. Gold Corp. and subsidiaries as of and for the years ended April 30, 2025 and 2024, incorporated herein by reference (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern), have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The estimates of our mineral reserves and mineral resources as of January 6, 2025, with respect to the CK Gold Project incorporated by reference in this prospectus have been included in reliance upon a technical report summary prepared by AKF Mining Services Inc., Drift Geo LLC, John Wells, Samuel Engineering, Inc., Tierra Group International, Ltd., and the Company.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file periodic reports and other information with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, which are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Our Internet website address is www.usgoldcorp.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it into this prospectus, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate by reference will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and all future filings made by us (including filings made by us after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement) with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement.

We hereby incorporate by reference the following documents:

(a) our Annual Report on Form 10-K for the year ended April 30, 2025, filed with the SEC on July 29, 2025, as amended by our Annual Report on Form 10-K/A, filed with the SEC on October 10, 2025;

(b) our Quarterly Report on Form 10-Q for the quarter ended July 31, 2025, filed with the SEC on September 15, 2025, as amended by our Quarterly Report on Form 10-Q/A, filed with the SEC on October 10, 2025;

(b) our Current Reports on Form 8-K filed with the SEC on May 9, 2025; June 9, 2025; August 11, 2025; September 16, 2025; and October 10, 2025; and

(c) the description of our common stock included in our registration statements on Form 8-A12G, filed with the SEC on January 27, 2000, and any amendment or report filed for the purpose of further updating such descriptions.

Any statement contained in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents in writing to: U.S. Gold Corp., 1910 E. Idaho Street, Suite 102-Box 604, Elko, NV 89801, Attention: Corporate Secretary, tel: (800) 557-4550. These documents are also available on the Investors section of our website, which is located at www.usgoldcorp.com, or as described under “Where You Can Find More Information” above. The reference to our website address does not constitute incorporation by reference of the information contained on our website into this prospectus.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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Up to 850,837 Shares of Common Stock Underlying Previously Issued Warrants

PROSPECTUS

November 17, 2025